Exhibit 21.1

Gaiam Subsidiaries	State or Country of Incorporation or Registration
Gaiam Americas, Inc.	State of Colorado
Gaiam.com, Inc.	State of Colorado
Gaiam Direct, Inc.	State of Colorado
Gaiam Energy Tech, Inc.	State of Colorado
Gaiam International, Inc.	State of Colorado
Gaiam International II, Inc.	State of Colorado
Gaiam International III, Inc.	State of Colorado
Gaiam Media, Inc.	State of Colorado
Gaiam Shared Services, Inc.	State of Colorado
Gaiam Travel, Inc.	State of Colorado
GT Media, Inc.	State of Colorado
GT Direct, Inc.	State of Colorado
Gaiam West, Inc.	State of California
Real Goods Trading Corporation	State of California
Gaiam International C.V.	The Netherlands
Gaiam International B.V.	The Netherlands
Gaiam Limited	United Kingdom